Exhibit (j)(2)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the this Post-Effective Amendment No. 98 to the Registration Statement (1933 Act File No. 02-90946) of Eaton Vance Mutual Funds Trust on Form N-1A of our reports dated December 16, 2003 for Floating-Rate Portfolio, for the year ended October 31, 2003 included in the Annual Report to Shareholders of the Portfolio.

We also consent to the references to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
December 6, 2004